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FOR IMMEDIATE RELEASE

PACKAGING CORPORATION OF AMERICA REPORTS FOURTH QUARTER AND YEAR-END RESULTS

        Lake Forest, IL. January 22, 2002—Packaging Corporation of America (NYSE: PKG) today reported fourth quarter 2001 net income of $19 million, or $0.18 per share, compared to fourth quarter 2000 net income of $38 million, or $0.35 per share. Fourth quarter results for both years exclude extraordinary non-cash financing charges due to the early extinguishment of debt, and for fourth quarter 2000, a non-recurring gain on a timberland sale. Including these items, net income for the fourth quarter 2001 was $18 million, or $0.17 per share, compared to $63 million, or $0.58 per share, in fourth quarter 2000. Fourth quarter 2001 net sales were $413 million compared to $466 million in fourth quarter 2000.

        Full year 2001 net income was $108 million, or $0.99 per share, compared to full year 2000 net income of $134 million, or $1.25 per share. Reported results for both years exclude extraordinary non-cash financing charges due to the early extinguishment of debt, a preferred stock redemption charge in the first quarter 2000, and the fourth quarter 2000 timberlands sale gain. Including these items, net income was $106 million, or $0.98 per share, in 2001 compared to 2000 net income of $143 million, or $1.33 per share. Full year 2001 net sales were $1.8 billion compared to $1.9 billion in 2000.

        Lower earnings for the quarter and full year compared to a year ago were driven primarily by lower prices for both containerboard and corrugated products, and lower containerboard production, partially offset by lower interest expense and lower mill manufacturing costs.

        During the fourth quarter, PCA's corrugated products volume was down 3% compared to last year, and PCA's containerboard mills took approximately 20,000 tons of downtime to match supply with demand. Lower corrugated volume and mill downtime together impacted fourth quarter earnings by about four cents per share.

        Through December 31, 2001, PCA achieved $1.156 billion in total net debt reduction, including the redemption of $100 million of 12 3/8% preferred stock, or over 60% of its original debt since becoming a stand-alone company on April 12, 1999. As a result, PCA's net debt to total capital ratio is now at 48%. In addition, during 2001, PCA repurchased approximately $38 million of its common stock as part of a $100 million share repurchase plan.

        Paul T. Stecko, Chairman and CEO of PCA, said, "I think PCA performed relatively well in 2001 in light of the much more difficult economic conditions we faced during the year. Our corrugated products shipments were down only 1 1/2% compared to last year, and despite lower production, mill manufacturing costs improved by 4 1/2%. Also, reducing both debt and interest expense dramatically has been an important accomplishment for PCA, especially as we enter 2002 in a difficult and uncertain economy."

        PCA is the sixth largest producer of containerboard and corrugated packaging products in the United States with sales of $1.8 billion in 2001. The company operates four paper mills and 67 corrugated product plants in 25 states across the country.

CONTACT:

Packaging Corporation of America
INVESTOR RELATIONS: (877) 454-2509
PCA's Website: www.packagingcorp.com

Conference Call Information:

WHAT:	Packaging Corporation of America Earnings Conference Call
WHEN:	Tuesday, January 22, 2002 2:00 p.m. Eastern Time
NUMBER:	877 679-9049 (Domestic) 952 556-2803 (International) Dial in by 1:45 p.m. Eastern Time Conference Call Leader: Mr. Paul Stecko
WEBCAST:	http:///www.vcal.com
REBROADCAST DATES:	January 22, 2002 4:00 p.m. Eastern time through January 25, 2001 5:00 p.m. Eastern time
REBROADCAST NUMBER:	800 615-3210 or 703 326-3020 Passcode: 5761402

        Earnings call data similar to some of the statements in this press release are forward-looking statements. Forward-looking statements include statements about our future financial condition, our industry and our business strategy. Statements that contain words such as "will", "anticipate", "believe", "expect", "intend", "estimate"" "hope" or similar expressions, are forward-looking statements. These forward-looking statements are based on the current expectations of PCA. Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially. Among the factors that could cause plans, actions and results to differ materially from PCA's current expectations are those identified under the caption "Risk Factors" in PCA's Registration Statements on Form S-4 and Form S-1 filed with the Securities and Exchange Commission and available at the SEC's website at "www.sec.gov".

Packaging Corporation of America
Consolidated Earnings Results
Unaudited

	Three Months Ended December 31,
(in millions, except per share data)	2001	2000
Net Sales(1)	$413.1	$465.9

Operating Income(2)	$48.6	$147.0

Interest Expense	17.8	25.4
Income Tax Expense	11.8	47.2

Income before Extraordinary Loss	19.0	74.4
Extraordinary Loss, Net of Tax	(0.6)	(11.1)

Net Income Available to Common Stockholders	$18.4	$63.4

Earnings per Share:
Basic Earnings per Share	$0.17	$0.60

Diluted Earnings per Share	$0.17	$0.58

Net Income Available to Common Stockholders Excluding Non-Recurring Items Related to Timberland Gains and Early Extinguishment of Debt	$19.0	$38.0	(5)

Diluted Earnings per Share Excluding Non-Recurring Items Related to Timberland Gains and Early Extinguishment of Debt	$0.18	$0.35	(5)

Operating Income Excluding Non-Recurring Timberland Gains(2)	$48.6	$86.6	(6)

EBITDA(4)	$84.9	$181.7

EBITDA Excluding Non-Recurring Timberland Gains(4)	$84.9	$121.3	(6)

Basic Common Shares Outstanding	105.5	106.1
Diluted Common Shares Outstanding	107.9	108.7

Packaging Corporation of America
Consolidated Earnings Results
Unaudited

	Year Ended December 31,
(in millions, except per share data)	2001	2000
Net Sales(1)	$1,790.0	$1,921.9

Operating Income(2)	$249.5	$404.8

Interest Expense	74.1	117.7
Income Tax Expense	67.9	114.2

Income before Extraordinary Loss and Cumulative Effect of a Change in Accounting Principle	107.5	173.0
Extraordinary Loss, Net of Tax	(0.6)	(11.1)
Cumulative Effect of a Change in Accounting Principle, Net of Tax(3)	(0.5)	—

Net Income	106.4	161.9
Preferred Stock Dividends, Accretion of Preferred Stock Issuance Costs and Preferred Stock Redemption Fee	—	18.6	(7)

Net Income Available to Common Stockholders	$106.4	$143.3	(7)

Earnings per Share: Basic Earnings per Share	$1.00	$1.37	(7)

Diluted Earnings per Share	$0.98	$1.33	(7)

Net Income Available to Common Stockholders Excluding Non-Recurring Items Related to the Redemption of Preferred Stock, Timberland Gains, Early Extinguishment of Debt and the Change in Accounting Principle	$107.5	$134.2	(5)(8)

Diluted Earnings per Share Excluding Non-Recurring Items Related to the Redemption of Preferred Stock, Timberland Gains, Early Extinguishment of Debt and the Change in Accounting Principle	$0.99	$1.25	(5)(8)

Operating Income Excluding Non-Recurring Timberland Gains(2)	$249.5	$344.4	(6)

EBITDA(4)	$391.0	$545.7

EBITDA Excluding Non-Recurring Timberland Gains(4)	$391.0	$485.3	(6)

Basic Common Shares Outstanding	106.3	104.9
Diluted Common Shares Outstanding	108.8	107.5

Notes to Consolidated Earnings Results

(1)	Includes the adoption of EITF 00-10 in 2000, classifying all shipping and handling billings to a customer in a sales transaction as revenue and all shipping and handling costs as cost of sales.
(2)	"Operating Income" is defined as income before interest, taxes and extraordinary items.
(3)	Represents the impact of the adoption of FAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" on January 1, 2001.
(4)	"EBITDA" is defined as operating income plus depreciation, depletion and amortization.
(5)	Excludes non-recurring, after-tax gains on timberland sales of $36.4 million for the three months and year ended December 31, 2000.
(6)	Excludes non-recurring, pre-tax gains on timberland sales of $60.4 million for the three months and year ended December 31, 2000.
(7)
Includes non-recurring charges of $13.1 million for a required redemption fee to redeem the 12 3/8% senior preferred stock, and a $3.2 million non-cash charge to record the write-off of the remaining preferred stock issuance costs.
(8)
Excludes non-recurring charges of $13.1 million for a required redemption fee to redeem the 12 3/8% senior preferred stock, and a $3.2 million non-cash charge to record the write-off of the remaining preferred stock issuance costs.

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Packaging Corporation of America Consolidated Earnings Results Unaudited
Packaging Corporation of America Consolidated Earnings Results Unaudited
Notes to Consolidated Earnings Results